Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, January 24 – Biglari Holdings Inc. (NYSE: BH) announces its results for the fiscal first quarter of 2014.

Biglari Holdings Inc.’s earnings for the twelve weeks that ended December 18, 2013 are summarized below. To become fully apprised of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(In thousands)
	Twelve Weeks Ended
	December 18,	December 19,
	2013	2012

Pre-tax operating earnings	$2,845	$7,914
Biglari Holdings investment gains	—	1
Investment partnership gains	23,493	—
Interest expense	(1,474)	(1,737)
Income taxes	(8,373)	(1,543)
Other income from consolidated affiliated partnerships	—	(73)
Net earnings attributable to Biglari Holdings Inc.	$16,491	$4,562

Analysis of Results:

Biglari Holdings possesses investments in marketable securities directly as well as indirectly through investment partnerships. Direct investments are carried at market value, with unrealized appreciation net of income tax effect included in a separate component of shareholders’ equity. On December 18, 2013, the amount of pre-tax unrealized investment gains was $40.4 million, which if harvested in any given quarter can materially impact and thereby distort net income figures without ramifications for the intrinsic value of the company. Investments held through investment partnerships affect our reported quarterly earnings based on their carrying value. Therefore, our operating businesses are best analyzed before the impact of investment gains/losses. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains/losses.

 About Biglari Holdings Inc.

Biglari Holdings Inc. is a diversified holding company engaged in a number of business activities. Its most important operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

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